Exhibit 99.1

AITX's RAD Announces Entry Level ROSA Solar Trailer to Meet Surging Demand for Mobile Security Solutions

'RIO Mini' Joins RAD's Solar Trailer Lineup to Expand Market Reach as Demand Grows

Detroit, Michigan, April 9, 2025 - Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCPK:AITX), today announced the expansion of its popular RIO™ solar powered, mobile security solution lineup. Named RIO Mini, the new security solution is now in production, with the Company forecasting that it can add up to 500 units to its sales expectations this fiscal year.

Artist’s depiction of a RAD RIO Mini securing a commercial construction site.

The Company joins LiveView Technologies Inc., which raised $50 million in a Series B round in 2022, in finding success and growth in this rapidly expanding market. LiveView Technologies has demonstrated strong demand for solar powered mobile surveillance systems, validating the market opportunity that RAD is now addressing with RIO Mini.

Utilizing a dual configuration of RAD's award winning ROSA™ device, RIO Mini surpasses other affordable mobile security solutions in performance and value. ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA's AI-driven security analytics include human and vehicle detection, and complete integration with RAD's software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA's high-resolution, full-color, always-on cameras. RAD has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

RIO Mini joins RAD's existing RIO lineup, which includes the popular RIO 180 and RIO 360 units, further filling in the product family. RIO Mini is expected to achieve greater profitability than the primary RIO lineup while being substantially less expensive for clients. It will feature reduced analytics processing and limitations on other select features while maintaining RAD's core Autonomous Intelligent Response capabilities. The device is enabled by a lower cost modified version of RAD G's RADPack, providing consistent performance in a compact and economical format.

Steve Reinharz, CEO/CTO of AITX and RAD, commented, "We are starting to see the benefits after years of hardware and software development by AITX's various subsidiaries. Utilizing internally developed analytics and electronics hardware and benefiting from our complete control of the supply chain, we are well-positioned to compete aggressively in the mobile surveillance unit marketplace. This new solution will enable dealers and our internal sales team to expand their target markets to include clients that want the basics of intelligent autonomous response."

As with all RAD security solutions, RIO Mini is supported by SARA™, the Company's multiple award-winning AI-based software platform. SARA (Speaking Autonomous Responsive Agent) provides real-time responsiveness, centralized device management, and seamless integration across RAD's ecosystem of autonomous security technologies.

RIO Mini was introduced to the public last week during ISC West in Las Vegas, the security industry's largest and most influential trade show. The response from RAD's channel partners, existing clients, and new prospects was overwhelmingly positive. Many attendees expressed interest in how RIO Mini's streamlined design and accessible pricing could open new markets and use cases that complement the existing RIO offerings.

With the introduction of RIO Mini, RAD is positioned to reach a broader segment of the market, including clients who may have previously hesitated to adopt advanced security solutions due to budget limitations. This addition to the product lineup reflects the Company's ongoing focus on addressing evolving market demands with practical, high-performance offerings. RIO Mini reinforces RAD's reputation for innovation and dependability while making intelligent autonomous response more accessible across a wider range of use cases.

RIO Mini's aggressive pricing has not been publicly disclosed. Interested dealers, clients, and prospects are encouraged to contact RAD directly for additional details and availability.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industryi through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

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